UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 8, 2006

Smart Online, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32634	95-4439334
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2530 Meridian Parkway, 2nd Floor, Durham, North Carolina		27713
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	919-765-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

(1) Amendment to Lock Box Agreement

On November 8, 2006, Smart Online, Inc. ("Smart Online" or the "Company") entered into an amendment to the "Lock Box Agreement," dated October 17, 2005, such amendment by and between Smart Online, Smart Commerce, Inc., a wholly-owned subsidiary, and certain former shareholders of iMart Incorporated (the "Sellers"). Under the terms of the original lock box agreement, cash collected by Smart Commerce was deposited into a lock box account and restricted so that cash could only be used for the following purposes, in the order of priority presented: (1) to fund the operating expenses of Smart Commerce, (2) to fund purchase price installment payments, and (3) to fund non-compete installment payments. Only after all these funding requirements were met was the Company permitted to use excess cash for general operating purposes. Under the terms of this Amendment, Smart Online is to pay the Sellers $1,329,518 upon the deposit of a certain amount into the lock box account, approximately $700,000 on January 1, 2007, and approximately $300,000 on or before February 4, 2007. The payments are made in satisfaction of certain installment and noncompetition payments owed the Sellers under the "Stock Purchase Agreement," dated October 17, 2005, by and between the same parties. In exchange, the Sellers released their security interest in the proceeds of Smart Commerce, agreed to allow funds in the Sellers’ lock box account to be swept into an account with Fifth Third Bank, a Michigan banking corporation ("Fifth Third"), and agreed to the future closure of the Sellers’ lock box account in connection with the establishment of a lock box account with Fifth Third.

(2) Loan Agreement with Fifth Third

On November 9, 2006, Smart Commerce entered into a loan agreement with Fifth Third. Under the terms of this agreement, Smart Commerce borrowed $1.8 million to be paid back in twenty-four (24) monthly installments of $75,000 plus interest beginning in December 2006. The interest rate is prime plus 1.5% as periodically determined by Fifth Third. Currently and at closing, the prime rate was 8.25%. The loan is secured by all of the assets of Smart Commerce, including a security account of $250,000 with Fifth Third and all of Smart Commerce’s intellectual property. The loan is guaranteed by the Company and such guaranty is secured by all the common stock of Smart Commerce. Under the terms of the loan agreement, Smart Commerce is to establish a lock box account with Fifth Third, but has the right to use the amounts deposited therein for any purpose not inconsistent with the loan agreement and related documents so long as no event of default exists and is continuing. Further, the amount in the security account will be released in three (3) installments of approximately $83,000 if on June 30, 2007, December 31, 2007, and June 30, 2008 Smart Commerce meets certain revenue goals on June 30, 2007, December 31, 2007, and June 30, 2008.

(3) Line of Credit with Wachovia Bank, NA

On November 14, 2006, Smart Online entered into a revolving credit arrangement with Wachovia Bank, NA ("Wachovia"). The line of credit advanced by Wachovia is $1.3 million, and can be used for general working capital. Any advances made on the line of credit must be paid off no later than August 1, 2007, with monthly payments of accrued interest only commencing on December 1, 2006 on any outstanding balance. The interest shall accrue on the unpaid principal balance at the LIBOR Market Index Rate plus 0.9%. The line of credit is secured by Smart Online's deposit account at Wachovia and an irrevocable standby letter of credit in the amount of $1,300,000 issued by HSBC Private Bank (Suisse) S.A. with Atlas Capital, S.A., a current stockholder of Smart Online, as account party. Atlas and the Company have separately agreed that in the event of a default by Smart Online in the repayment of the line of credit that results in the letter of credit being drawn, Smart Online shall reimburse Atlas any sums that Atlas is required to pay under such letter of credit. At the sole discretion of Smart Online, these payments may be made in cash or by issuing shares of the Company’s Common Stock at a set per share price of $2.50.

Item 2.02 Results of Operations and Financial Condition.

On November 14, 2006, the Company issued a press release, a copy of which is attached as Exhibit 99.1, announcing its results for the quarter ended September 30, 2006.

The press release is attached as Exhibit 99.1 and incorporated into this Item 2.02 by reference. The information in this report under Item 2.02 shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section. Furthermore, the press release and the information in this report under Item 2.02 shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Items 1.01(2) and 1.01(3) is hereby incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press release, dated November 14, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Smart Online, Inc.

November 14, 2006	By:	/s/ Nicholas A. Sinigaglia

Name: Nicholas A. Sinigaglia
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press release, dated November 14, 2006.